Filed Pursuant to Rule 433

Registration No. 333-279448 and

333-279448-05

*Full Pricing Details* ~$1.29bn (Offered) Nissan Prime Auto Loan (NAROT 2026-B)

Priced

Joint Bookrunners: Mizuho (str), BofA, BNP Paribas and US Bancorp

Co Managers: Citi, Lloyds, MUFG

- ANTICIPATED CAPITAL STRUCTURE -

CLS	SIZE($mm)*	WAL^	M/F*	P.WIN^	E.FNL^	L.FNL	BENCH	SPREAD	YIELD	COUPON	PRICE

A-1	276.000	0.25	P-1/F1+	01-07	04/27	10/27	I-CRV	+14	4.235	4.235	100.00000
A-2A	364.600	1.01	Aaa/AAA	07-19	04/28	07/29	I-CRV	+33	4.751	4.70	99.99562
A-2B	80.000	1.01	Aaa/AAA	07-19	04/28	07/29	SOFR30A	+33			100.00000
A-3	444.600	2.31	Aaa/AAA	19-40	01/30	04/31	I-CRV	+38	5.134	5.07	99.97868
A-4	81.500	3.55	Aaa/AAA	40-46	07/30	04/32	I-CRV	+41	5.213	5.15	99.97667
B	21.430	3.79	Aa3/AA+	46-46	07/30	06/32	I-CRV	+58	5.385	5.32	99.98118
C	17.540	3.79	A3/A	46-46	07/30	06/34	I-CRV	+78	5.585	5.52	99.99650

* Expected Ratings

^ Assumes pricing speed of 1.30% ABS to 5% Call

- Transaction Details -

* Offered Size : $1,285,670,000

* Bloomberg Ticker : NAROT 2026-B

* Expected Ratings : Moody’s / Fitch

* Format : SEC Registered

* Pricing Speed : 1.30% ABS to 5% Call

* Min. Denoms : $1k x $1k

* RR Compliant : US - Yes | EU - No | UK - No

* Expected Pricing : Priced

* Expected Settlement : 09/30/26

* First Pay Date : 10/15/26

* ERISA : Yes

* Bill & Deliver : Mizuho

- Available Materials -

* Preliminary Prospectus, Ratings FWP, CDI (attached)

* Intexnet Dealname : mznart26b_upsize; Password: V6UU

* Deal Roadshow : https://dealroadshow.com ; Passcode: NAROT26B

- NAROT 2026-B CUSIPs/ISINs -

Class A-1:

SEC: 65481VAA0/ US65481VAA08

Class A-2-A:

SEC: 65481VAB8 / US65481VAB80

Class A-2-B:

SEC: 65481VAC6 / US65481VAC63

Class A-3:

SEC: 65481VAD4 / US65481VAD47

Class A-4:

SEC: 65481VAE2 / US65481VAE20

Class B:

SEC: 65481VAF9 / US65481VAF94

Class C:

SEC: 65481VAG7 / US65481VAG77

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The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.